EXHIBIT  3.1


                          CERTIFICATE OF INCORPORATION
                                       OF

                         DRINKS AMERICAS HOLDINGS, LTD.


      The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:

      FIRST: The name of this corporation is Drinks Americas Holdings, Ltd.

      SECOND: Its Registered Office in the State of Delaware is to be located at 615 South Dupont Highway, Dover, 19901, County of Kent. The Registered Agent in charge thereof is National Corporate Research, Ltd.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Hundred and One Million (101,000,000) which are divided into One Million (1,000,000) shares of Preferred Stock, par value $.001 per share, and One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share.

      The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

      FIFTH: The name and mailing address of the incorporator are as follows:

      NAME                      MAILING ADDRESS
      ------------------        -----------------------------------
      Joseph L. Cannella        Fischbeino Badilloo Wagnero Harding
                                909 Third Avenue
                                New York, NY 10022

      SIXTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

      SEVENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

      EIGHTH: The Board of Directors of the corporation is expressly authorized to make, alter or repeal the By-laws of the corporation

Dated on this 14th day of February, 2005.

                                                       /s/ Joseph L. Cannella
                                                       ----------------------
                                                       Incorporator

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